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                                                                      Exhibit 99



                BRUSH ENGINEERED MATERIALS INC. REVISES SALES AND
                 EARNINGS EXPECTATIONS FOR THE REMAINDER OF 2001


                              FOR IMMEDIATE RELEASE

         CLEVELAND, Ohio - August 28, 2001 - Brush Engineered Materials Inc. (NYSE - BW) announced today that continued global weakness in the telecommunications and computer markets is having a more significant impact on overall sales and earnings than previously expected.

         Third quarter sales are now forecasted to be 10-15% lower than the second quarter 2001 sales of $128.5 million. The Company has been taking offsetting actions to mitigate the anticipated sales decline including manufacturing cost reductions, capital expenditure deferrals, overhead spending reductions and work force reductions. By the end of the third quarter, employment will be down in excess of 10% from the beginning of the year. In addition to the sales decline, some of these offsetting actions will have a negative impact on third quarter earnings. Therefore, the earnings per share estimate for the third quarter of 2001 is in the range of a $0.10 to $0.20 loss versus a profit of $0.08 per share diluted for the second quarter 2001.

         Due to the uncertainty in a number of global economic factors affecting the telecommunications and computer markets, which comprise 50% of the Company's total sales, it is difficult to assess how long and to what extent this softness will continue. Telecommunications and computer product application order entry rates in the Alloy Products, Technical Materials, Inc., Brush Ceramic Products Inc. and Zentrix Technologies Inc. businesses remain soft. It is currently anticipated that this overall softness will continue through the fourth quarter of 2001 and may continue into 2002. Many of the Company's customers serving these markets are expressing continued uncertainty in their ability to forecast demand.

          Williams Advanced Materials Inc. (WAM), which comprises 26% of the Company's total sales, continues to experience strong sales fueled by the data storage, photonics and performance film markets. A portion of WAM's growth is due to increased market share versus overall market growth.

         The headcount, overhead spending and manufacturing cost reduction actions will have a positive earnings effect in the fourth quarter and in 2002. Fourth quarter 2001 earnings are therefore expected to begin to improve.


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Chairman's Comments
-------------------

Commenting on the revised forecast for 2001, Gordon Harnett, Chairman and CEO, stated, "While we experience the prolonged weakness in our major markets, we are taking the appropriate actions to mitigate the revenue weakness and position our cost structure to leverage our business as our markets recover. I am confident that we remain well positioned to take advantage of an economic recovery."

Forward-looking Statements

         Any forward-looking statements in this announcement are based on current expectations. The Company's performance may differ materially from that contemplated by the forward-looking statements as a result of a variety of factors, including the global and domestic economy, fluctuations in customer demand, manufacturing yields and operating performances at the Company's various facilities, changes in product mix, financial condition of customers, the timely and successful completion of pending capital expansions, tax rates, exchange rates, energy costs and other matters referred to in the Company's Securities and Exchange Commission filings.

         Brush Engineered Materials Inc. is headquartered in Cleveland, Ohio. The Company, through its wholly-owned subsidiaries, supplies worldwide markets with beryllium products, alloy products, electronic products, precious metal products, and engineered material systems.



FOR FURTHER INFORMATION, PLEASE CONTACT:

Investors:                               Media:
----------                               ------

Michael C. Hasychak                      Patrick S. Carpenter
Brush Engineered Materials Inc.          Brush Engineered
Materials Inc.                           17876 St. Clair Ave.
17876 St. Clair Ave.                     Cleveland, OH 44110
Cleveland, OH  44110                     216/383-6835
216/383-6823

http://www.BEMinc.com



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